Exhibit 10.47

RENEWAL AND EXTENSION AGREEMENT

This Renewal and Extension Agreement is entered into effective as of April 7, 2010 between Best Energy Services, Inc. (“Company”) and James Byrd, Jr. (“Byrd”)

1.           Byrd is the current Vice Chairman of Best, serving under an original agreement dated June 16, 2008, as amended (the “Agreement”).

2.           The parties hereby renew and extend the Agreement under the terms hereof.

3.           Byrd shall continue to act as Vice Chairman of Best, for an additional period of 12 months, up through and including March 31, 2011.

4.           Byrd shall continue to provide ongoing assistance and consulting to the CEO and management of Best as provided under the Agreement. For his services, Byrd shall be paid cash compensation of $4,000 per month, payable on the 15th of each month. This payment shall be in addition to any other remuneration that Byrd is entitled to receive, or is awarded as a member of the Board of the Company.

4.           The parties acknowledge that Byrd has been serving in this capacity since June 2009 without any cash or other remuneration, and that the sum of $48,000 is owed Byrd for those services ($8,000 per month for July, August and September 2009 and $4,000 per month for October 2009 through March 2010). In lieu of cash compensation for said past monies owed, the Company agrees to issue, and Byrd agrees to accept 240,000 shares of restricted common stock of the Company, which shall be issued forthwith, to Byrd & Company, LLC.

5.           Except as specifically amended hereby, all other terms and conditions of the original Agreement shall be incorporated by reference under the terms of this renewal.

Best Energy Services, Inc.

By:	/s/ Mark Harrington	/s/ James Byrd, Jr.
Mark Harrington, Chairman and CEO		James Byrd, Jr.